Exhibit 99.1

Acorn Energy Announces Fourth Quarter and Fiscal 2009 Financial Results

Montchanin, DE - March 22, 2010 - Acorn Energy, Inc. (ACFN: NASDAQ) an energy technology holding company, today announced results for the fourth quarter and year ended December 31, 2009.

CEO Overview

John Moore, CEO of Acorn Energy, stated, “Strategic steps were taken in 2009 and early 2010 to expand the Acorn businesses with capital and add-on technologies. We financed a major capacity expansion for Coalogix, our rapidly growing clean coal company. We committed to purchase a complimentary technology for Coreworx, and expect to close on the transaction by the end of April. We negotiated the purchase of all the shares of GridSense, our exciting “smart grid” platform, and also expect to close on that purchase in April. We purchased 10% of US Sensor Systems, Inc. (USSI) with options to acquire up to 84% ownership. USSI has developed a breakthrough technology in oil field seismic sensors. We filed a $12 million shelf registration, and closed the sale of $12.3 million of our shares using the shelf registration in March 2010. As a result, we believe the next two years will produce excellent increases in shareholder value. Our mission to invest in unique proven technologies to increase efficiencies in the gigantic energy infrastructure was solidly strengthened during the last several months.  As the early excitement surrounding alternative energy opportunities turns into practical reality, awareness of the needed improvements to the basic resources that produce 99% of our energy will continue to grow.

“Our 2009 performance was in line with the preliminary results published in January. Total revenues were up 51% to $31.3 million compared to $20.7 million in 2008. Gross profit rose 107% to $13.6 versus $6.5 million. We had a net loss (before amounts attributable to non-controlling interests) of $6.2 million in 2009 compared to net loss of $8.1 million in 2008. The major items contributing to the losses were $2.7 million in impairments, a $3.4 million loss in Coreworx, the first full year of Acorn’s ownership, and corporate overhead in the holding company of $2.9 million. These losses were partially offset by the $1.4 million of income recorded on the sale of the last of our Comverge shares and DSIT’s net income of $1.4 million.”

CoaLogix

The 2009 year was pivotal for our clean coal technology. On January 1, 2009 the Federal Clean Air Interstate Rule (CAIR) became effective which generally requires coal-fired electric utilities to run their SCR catalysts 24/7. This usually reduces the life of the catalyst to approximately three years at which time it requires replacement or regeneration. Therefore, we believe that in the next several years, one-third of the entire $1.5 billion U.S. installed base of catalyst will need to be either replaced  or recycled annually.  CoaLogix pioneered the US regeneration market and maintains the dominant share of the market.   Recent news that China is focused on NOx emission control on all coal-fired power plants over 300MW indicates that catalyst regeneration is a priority, and should add a substantial growth opportunity for this promising business.

In 2009 CoaLogix revenue increased 79% to $18.1 million compared to 2008 revenue of $10.1 million. Gross profits increased 156% to $6.3 million. In the fourth quarter, revenue increased to $5.3 million vs. $4.7 million. We expect the second regeneration plant to come on-line in the third quarter of 2010. The newer operation will allow us to more efficiently meet our customer needs and provide higher margins through a lower cost base in materials, higher throughput and labor savings. Our plans are to have in place at least $60 million in capacity by 2011. CoaLogix is also making R&D investments to expand our leadership and to add new functionality on regenerated catalyst.

CoaLogix also reached an agreement with FLSmidth, a €3.5 Billion market capitalization equipment supplier to the cement and minerals industries.  CoaLogix will be the exclusive marketing partner for coal-fired power plants in the US and China.  This partnership provides us with some powerful tools to help our customers meet their ever-increasing environmental requirements.  The agreement is focused on SO3 reduction and mercury removal.  SO3 is one of  the causes of acid rain.  Mercury removal is important because it is a neurotoxin and is being found in ever increasing levels in long-lived fish and our water supplies.  Both of these technologies are important to our customers because of the increasingly high sulphur coals they are using.  The opportunity for these technologies is very large as we anticipate  that environmental regulations will continue to tighten and due to the fact that a small percentage of coal-fired plants have installed SO3 and mercury controls at this time.

Coreworx Inc.

One of the biggest headaches for energy companies is managing the risks of cost and schedule over runs on constructing new and rebuilding aging infrastructure. The construction of major capital projects (“MCPs”) includes the coordination of hundreds of thousands of documents, armies of vendors, on time materials deliveries from around the world, as well as constant reviews and approvals by many regulatory agencies.  The industry’s legacy systems are not able to scale as projects get increasingly larger and sourcing becomes more global. Coreworx  currently has the world’s largest deployment of software for the management of major capital project work processes.  During 2009 Coreworx software was being used by eight global customers in 40 countries on more than 500 capital projects with tens of thousands of users. Now that Coreworx has established its credibility with several major customers where its pricing capability was limited, Coreworx is in the process of migrating from an expensive enterprise model to a hosted/SAAS application where Coreworx can sell its product on a monthly basis.

The market for Coreworx’ product is still in the early adopter stage. There are presently approximately 3,500 MCPs in the oil and gas, mining, and power generation sectors under construction or in front-end engineering design stages with an estimated value of $3.8 trillion. Coreworx’ management estimates this represents a total addressable market for its software of approximately $2 billion.

Revenue for 2009, the first full year of ownership by Acorn, totaled $4.0 million.  In 2010 Coreworx will introduce four new products that will expand the appeal of the product and lower the cost of ownership substantially. Having established reputation and client confidence, Coreworx is expanding into user licensing from project contracting. This transition and the planned acquisition of Decision Dynamics (DDY-TSX.V) are expected to greatly accelerate revenue growth.

DSIT Solutions

Once owners of energy infrastructure have made the huge capital investment to begin production, they expect to earn returns over very long timeframes.  The past decade has been a wake up call where owners are realizing that these assets are vulnerable to terrorist attack that could put their investment at risk.  Many utilities and oil and gas companies have added a new member of their senior management team who has a substantial budget - the Chief Security Officer.

As the pioneer in providing underwater coastal and offshore surveillance and detection systems for protection of critical facilities, 2009 was a very important year for DSIT. A shift in awareness and focus began in the global war on terror which recognized the need to protect energy terminals, offshore rigs, nuclear power plants, and ports. As a result, last year approximately 43% of DSIT’s revenues came from outside Israel. DSIT is the market leader in this growing market.  There are over 3000 water-based energy terminals.

DSIT revenue in 2009 rose 10% to $9.2 million from $8.3 million.  Gross margins increased from 34% in 2008  to 44% in 2009.  In the fourth quarter of 2009, revenue increased to $2.7 million from $1.9 million in the fourth quarter of 2008. Recently announced and pending orders are expected to increase revenue more dramatically in 2010.

GridSense Pty Ltd.

Acorn owned 31% of GridSense in 2009 and therefore did not consolidate its figures.  We have announced that in early April,  Acorn expects to increase its holdings in GridSense to 100%. GridSense has two major product ranges that help electric utilities worldwide address issues related to an old and aging transmission and distribution infrastructure.  The LineTrackerTM is a highly advanced and cost effective monitoring system that provides real-time critical power line information. The second product, Transformer IQ, consolidates all transformer monitor functions on a single platform, allowing utilities to optimize utilization and effectively predict failures for this critical asset class. There are tens of thousands of transformers throughout the U.S. electric system that are aged beyond their expected lives. A large portion of the fleet of active transformers lack basic monitoring. GridSense believes they are ‘accidents waiting to happen’.  Because large scale replacement of aging transformers is an impractical option, utilities require a risk mitigation strategy that involves monitoring those assets that are at risk.  GridSense offers a cost effective solution that helps utilities optimize utilization of transformers and mitigate the risk of brownouts, blackouts and transformer failures. We believe that recently announced federal grants to utilities for SmartGrid investing will stimulate substantial business for GridSense.

US Sensor Systems, Inc. (USSI)

In addition to concerns over emissions for coal-fired power plants, the primary driver for the clean-tech revolution is concern that we are running out of oil.  We were intrigued that the US Department of Energy (DOE) and many in  the oil industry believe that a new oil field technique, micro-borehole seismic imaging, could be the “most important energy technology of the past fifty years.”  The appeal of the technology is that, historically, an oil reservoir was considered depleted when one-third of the oil had been extracted.  Higher resolution seismic imaging combined with new drilling techniques like directional drilling flooding and hydro-fracking could enable the extraction of the next third of oil in a reservoir.  According to the DOE, America has over 218 billion barrels of known oil in shallow (less than 5,000 ft subsurface) reservoirs—by-passed because it is uneconomic to extract with current technology—in thousands of aging oilfields,  There are over 5,000 shut-in oil wells in the US alone.   The only thing missing is an enabling technology rugged enough for permanent deployment in the oilfields with low enough cost to allow widespread adoption. During 2009 Acorn researched oilfield seismic sensing technologies. We discovered USSI’s breakthrough micro-borehole seismic imaging technology that promises to enable users to replace bulky and less reliable electronic sensors with small low-cost ultra-reliable devices. USSI systems are currently being evaluated by the DOE and have been installed for evaluation by a major oil field service company and a large integrated oil producer. In early 2010, Acorn acquired 10% of USSI and options that can increase the ownership to about 84% by May 2011.

Conference Call Information

The Company will host an investor call on Monday, March 22nd at 4:15 pm ET to discuss its fourth quarter and fiscal 2009 results and developments at the Company.

To participate in the conference call, please dial (800) 860-2442 or (412) 858- 4600 (Intl) (no pass code required). You may also access the call through a live webcast at www.acornenergy.com or http://services.choruscall.com/links/acorn100322.html.

If you are unable to participate in the live call, a digital replay of the call will be available through 9:00 AM on April 5, 2010 by dialing (877) 344-7529 or (412) 317 0088 and entering account # 438997. The webcast will be archived on Acorn’s site for a period of 30 days.

About Acorn Energy

Acorn Energy, Inc. is a publicly-traded holding company with equity interests in CoaLogix, Coreworx, DSIT, GridSense and US Sensor Systems, Inc. These companies leverage advanced technologies to transform and upgrade the energy infrastructure around the world. Acorn companies are focused on three problems in the energy sector: improving the efficiency of the energy grid, reducing the risk for owners of large energy assets, and reducing the environmental impact of the energy sector. Acorn's strategy is to take primarily controlling positions in companies led by great entrepreneurs. For more information visit http://www.acornenergy.com.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that CoaLogix, DSIT, Coreworx, GridSense or US Sensor Systems will continue to grow their respective businesses or that the Company will achieve the expected consolidated revenue and gross margin in 2010.  Factors which may cause results to differ from those forecasted include delays in (i) orders or production, (ii) completion of definitive documentation and  closing of the pending acquisition of the portion of GridSense not currently owned by the Company in the coming weeks,(iii) timely  completion of CoaLogix’ new facility, (iv) completion of Coreworx’ acquisition of DDY,  and (v) timely development and market acceptance of Coreworx’ new software. A complete discussion of the risks and uncertainties which may affect Acorn Energy's business generally is included in "Risk Factors" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Investor Contact:
Paul Henning
Cameron Associates
(212) 245-8800
Paul@cameronassoc.com

-Financial Tables to Follow-

ACORN ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of December 31,
	2008	2009
ASSETS
Current assets:
Cash and cash equivalents	$15,142	$11,208
Restricted deposit	2,157	1,627
Accounts receivable, net	4,524	3,541
Unbilled revenue and work-in-process	581	4,113
Inventory	1,148	1,848
Other current assets	2,080	2,317
Total current assets	25,632	24,654
Property and equipment, net	2,447	3,357
Available for sale - Investment in Comverge	2,462	—
Other investments and loans to equity investees	1,246	2,796
Funds in respect of employee termination benefits	1,677	2,074
Restricted deposit	579	611
Intangible assets, net	10,357	8,194
Goodwill	6,342	6,679
Deferred taxes	—	227
Other assets	313	143
Total assets	$51,055	$48,735

LIABILITIES AND EQUITY
Current liabilities:
Short-term bank credit and current maturities of long-term bank debt	$445	$430
Notes payable	3,400	—
Accounts payable	1,939	1,607
Accrued payroll, payroll taxes and social benefits	1,314	1,409
Other current liabilities	4,696	4,988
Total current liabilities	11,794	8,434
Long-term liabilities:
Liability for employee termination benefits	2,651	3,129
Long-term debt	—	405
Other long-term liabilities	487	669
Total long-term liabilities	3,138	4,203
Commitments and contingencies (Note 16)
Equity:
Acorn Energy, Inc. shareholders
Common stock - $0.01 par value per share:
Authorized – 20,000,000 shares; Issued –12,454,528 and 13,248,813 shares at December 31, 2008 and 2009, respectively	124	132
Additional paid-in capital*	54,035	58,373
Warrants	1,020	290
Accumulated deficit	(17,587)	(23,343)
Treasury stock, at cost – 841,286 and 1,275,081 shares at December 31, 2008 and 2009, respectively	(3,719)	(4,827)
Accumulated other comprehensive income (loss)	(425)	152
Total Acorn Energy, Inc. shareholders’ equity	33,448	30,777
Non-controlling interests*	2,675	5,321
Total equity	36,123	36,098
Total liabilities and equity	$51,055	$48,735

* The amount for non-controlling interests has been reclassified for 2008

ACORN ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT NET LOSS PER SHARE DATA)

	Year ended December 31,
	2008	2009
Revenues:
SCR services	$10,099	$18,099
Projects	7,805	8,807
Software license and services	2,330	3,999
Other	462	412
Total revenues	20,696	31,317
Cost of sales:
SCR services	7,642	11,803
Projects	5,244	4,946
Software license and services	921	698
Other	356	318
Total cost of sales	14,163	17,765
Gross profit	6,533	13,552
Operating expenses:
Research and development expenses, net of credits of $1,016 in 2009	1,169	569
Acquired in-process research and development	2,444	—
Selling, general and administrative expenses	11,667	18,517
Impairments	3,664	2,692
Total operating expenses	18,944	21,778
Operating loss	(12,411)	(8,226)
Gain on early redemption of convertible debentures	1,259	—
Finance expense, net	(3,031)	(231)
Gain on sale of shares in Comverge	8,861	1,403
Gain on private placement of equity investments	7	—
Loss before taxes on income	(5,315)	(7,054)
Income tax benefit (expense)	(342)	744
Loss from operations of the Company and its consolidated subsidiaries	(5,657)	(6,310)
Share in income (losses) of Paketeria	(1,560)	263
Share in losses of GridSense	(926)	(129)
Net loss	(8,143)	(6,176)
Net loss attributable to non-controlling interests*	248	420
Net loss attributable to Acorn Energy, Inc shareholders.	$(7,895)	$(5,756)

Basic and diluted net loss per share attributable to Acorn Energy, Inc. shareholders	$(0.69)	$(0.50)
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders – basic and diluted	11,374	11,445

* The amount for non-controlling interests has been reclassified for 2008